                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
S.Y. Bancorp, Inc.

We consent to incorporation by reference in the Registration Statements Nos. 33-96740, 33-96742 and 33-25885 on Form S-8 and 33-96744 on Form S-3 of S.Y.
Bancorp, Inc. of our report dated January 19, 1996, relating to the consolidated balance sheets of S.Y. Bancorp, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the 1995 annual report to shareholders, which is incorporated by reference in the December 31, 1995 Form 10-K of S.Y. Bancorp, Inc.

Our report refers to a change in the method of accounting for certain investments in debt and equity securities in 1994.



Louisville, Kentucky
March 27, 1996